SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (“Agreement”) is made among GUIDESTONE FUNDS, a Delaware statutory trust (“Trust”), GUIDESTONE CAPITAL MANAGEMENT, LLC, a limited liability company organized under the laws of the State of Texas (“Adviser”), and HEITMAN REAL ESTATE SECURITIES LLC, a registered investment adviser registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940 (the “Advisers Act”) and organized under the laws of the State of Delaware (“Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (“Advisory Agreement”) with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, under the Advisory Agreement, the Adviser has agreed to provide investment advisory services to the Trust; and

WHEREAS, under the Advisory Agreement, subject to the approval of the Board of Trustees of the Trust (“Board”), the Adviser is authorized to retain one or more investment sub-advisers to provide investment advisory services to one or more series of the Trust; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish investment advisory services on behalf of the series of the Trust listed on Schedule A, as such Schedule A may be amended from time to time (such series being collectively referred to herein as the “Fund,” with any reference herein to the Fund pertaining to such series of the Trust as the context requires), in the manner and on the terms hereinafter set forth; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and the Fund;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Trust, the Adviser and the Sub-Adviser agree as follows:

1. Appointment. The Adviser and the Trust hereby appoint the Sub-Adviser as a discretionary portfolio manager, on the terms and conditions set forth herein, of those assets of the Fund which the Adviser determines to assign to the Sub-Adviser (those assets being referred to as the “Fund Account”). The Adviser may from time to time make additions to and withdrawals, including but not limited to cash and cash equivalents, from the Fund Account, subject to verbal notification and subsequent written notification to the Sub-Adviser. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser except as expressly authorized in this Agreement or another writing by the Trust and the Adviser and the Sub-Adviser.

2. Acceptance of Appointment. The Sub-Adviser accepts that appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

3. Duties as Sub-Adviser.

(a) Subject to the supervision and direction of the Board and of the Adviser, the Sub-Adviser will: (i) provide a continuous investment program with respect to the Fund Account; (ii) determine from time to time what investments in the Fund Account will be purchased, retained or sold by the Fund; and (iii) be responsible for placing purchase and sell orders for investments and for other related transactions with respect to the Fund Account. The Sub-Adviser is authorized on behalf of the Fund Account to enter into and execute any documents required to effect transactions with respect to the Fund Account.

(b) In accordance with the Fund’s investment policies described in the currently effective Prospectus and Statement of Additional Information of the Trust filed with the SEC, as the same may be modified, amended or supplemented from time to time (“Prospectus and SAI”), the Sub-Adviser is responsible for avoiding investment of Fund Account assets in the securities issued by any company that is publicly recognized, as determined by GuideStone Financial Resources of the Southern Baptist Convention (“GuideStone Financial Resources”), as being in the alcohol, tobacco, gambling, pornography or abortion industries, or any company whose products, services or activities are publicly recognized, as determined by GuideStone Financial Resources, as being incompatible with the moral and ethical posture of GuideStone Financial Resources (“Prohibited Companies”). The Adviser shall provide in writing to the Sub-Adviser a list of such Prohibited Companies, which the Adviser in its sole discretion will amend or supplement from time to time. The Adviser will provide the Sub-Adviser with such amendments or supplements on a timely basis, and any such changes shall become effective once they have been received by the Sub-Adviser in writing. For the avoidance of doubt, the Sub-Adviser shall have a reasonable period of time following receipt of any updated list of Prohibited Companies from the Adviser to comply with the same, and the Sub-Adviser is not responsible for avoiding investment in the securities issued by any company under this paragraph other than those that appear on the list of Prohibited Companies provided by the Adviser to the Sub-Adviser. The Sub-Adviser will dispose of any existing holdings that are added to the list of prohibited companies as promptly as prudently possible. If the Sub-Adviser has a question about whether any proposed transaction with respect to the Fund Account would be in compliance with such investment policies, it may consult with the Adviser during normal business hours, and the Adviser will provide instructions upon which the Sub-Adviser may rely in purchasing and selling securities for the Fund Account.

(c) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions for the Fund Account subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser agrees that, in placing orders with brokers and dealers, it will seek to obtain the best net result in terms of price and execution, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement; provided that, on behalf of the Fund, and in compliance with Section 28(e) of the Securities Exchange Act of 1934 (“1934 Act”), the Sub-Adviser may, in its discretion, use brokers and dealers (including brokers and dealers that may be affiliated persons of the Sub-Adviser to the extent permitted by Section 3(d) hereof) who provide the Sub-Adviser with research, analysis, advice and similar services to execute portfolio transactions, and the Sub-Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Sub-Adviser’s determining in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. The Sub-Adviser agrees to provide the Adviser with reports or other information regarding brokerage and benefits it received therefrom (if any), upon the Adviser’s reasonable request. On occasions when the Sub-Adviser decides to purchase or sell the same security at the same price and time for the Fund Account and other advisory clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the orders for such transactions. The Sub-Adviser may aggregate orders to purchase or sell the same security on behalf of the Fund Account and one or more other accounts advised by the Sub-Adviser. Any such aggregated orders (including costs and expenses) shall be allocated among the Fund Account and other participating accounts in a manner that the Sub-Adviser reasonably believes to be fair and equitable over time.

(d) Except as permitted by applicable law, rule or regulation (including, but not limited to, Sections 10 and 17 of the 1940 Act and Section 206 of the Advisers Act, and the respective rules and regulations promulgated thereunder), including by exemptive order granted by the SEC, SEC interpretive release, and/or SEC staff no-action letter or other written guidance, the Sub-Adviser shall not knowingly, on behalf of the Fund Account, enter into any transaction wherein:

(i) during the existence of any underwriting or selling syndicate, an affiliated person of the Trust, or any affiliated person of such an affiliated person, acts as a principal underwriter;

(ii) an affiliated person of or principal underwriter for the Trust, or any affiliated person of such an affiliated person or principal underwriter, acts as principal; or

(iii) an affiliated person of the Trust, or any affiliated person of such an affiliated person, acts as agent or broker.

The Sub-Adviser acknowledges that, upon entering into this Agreement, it is an “investment adviser” of the Trust within the meaning of Section 2(a)(20)(B) of the 1940 Act, and therefore an “affiliated person” of the Trust within the meaning of Section 2(a)(3)(E) of the 1940 Act. The Sub-Adviser agrees that it will provide the Adviser with a written list of its affiliated persons, indicating which of those affiliated persons are brokers, dealers, futures commission merchants, and/or banks, and will update such list from time to time, as necessary. To enable the Sub-Adviser to comply with the affiliated transaction restrictions set forth in the 1940 Act, the Adviser agrees that it will provide the Sub-Adviser with a written list of other affiliated persons of the Trust, the Fund and/or the Fund Account, and of the Trust’s principal underwriter (indicating which of those are brokers, dealers, futures commission merchants and/or banks), which the Adviser will update from time to time as necessary and provide to the Sub-Adviser (the “Affiliate List”). For the avoidance of doubt, the Sub-Adviser shall have a reasonable period of time following receipt of any updated Affiliate List from the Adviser to comply with the same, and the Sub-Adviser shall not be deemed to be in violation of this Agreement if it transacts with a newly-added entity on the Affiliate List before that reasonable period of time has passed. The Sub-Adviser shall not be responsible for avoiding affiliated transactions that are prohibited by the 1940 Act with any entity other than the Sub-Adviser’s own affiliates, and the entities that appear on the Affiliate List. .

(e) In furnishing services hereunder, to the extent prohibited by, or necessary to comply with, the 1940 Act, the Sub-Adviser will not consult with any other sub-adviser to the Fund, any other series of the Trust, or any other investment company under common control with the Trust concerning transactions for the Fund Account in securities or other assets. For the avoidance of doubt, the foregoing restriction will not be deemed to prohibit the Sub-Adviser from consulting with: (i) any of its affiliated persons concerning transactions for the Fund Account in securities or other assets; (ii) any of the other sub-advisers to the Fund concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act; or (iii) any successor sub-adviser of the Fund Account in order to effect an orderly transition of sub-advisory duties, so long as such consultations do not concern transactions prohibited by Section 17(a) of the 1940 Act.

(f) The Sub-Adviser will maintain all books and records with respect to the services provided to the Fund under this Agreement as are required of an investment sub-adviser of a registered investment company pursuant to the 1940 Act, the Advisers Act, the 1934 Act, and the Commodity Exchange Act of 1936, as amended (the “CEA”), and the rules under each. The Sub-Adviser will furnish the Trust or the Adviser with such periodic and special reports as either of them reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Fund hereunder are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund hereunder and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Trust a complete set of any records that it maintains for the Fund hereunder upon reasonable request by the Trust, provided that the Sub-Adviser shall be entitled to maintain copies of all such records as necessary or appropriate to comply with the laws and regulations applicable to the Sub-Adviser. The Sub-Adviser agrees to keep confidential all non-public records of the Trust and non-public information relating to the Trust that it maintains pursuant to this paragraph (“Books and Records”) in accordance with Section 14 hereof, unless the release of such Books and Records is required by applicable law, rule or regulation or a court order; is demanded by any government or governmental, regulatory, taxing or other authority having jurisdiction, or any self-regulatory organization; or is otherwise consented to in writing by the Trust or the Adviser. The Trust and Adviser agree that such consent shall not be unreasonably withheld. Notwithstanding any provision of this Agreement to the contrary (including but not limited to Section 14 hereof), the Sub-Adviser is permitted to share Books and Records: (i) with its affiliates in accordance with its internal compliance procedures; (ii) with its external auditors, consultants, legal and other advisors and similar parties, provided that such parties are subject to a duty of confidentiality; and (iii) with third parties to the extent necessary to perform its obligations hereunder or otherwise as necessary or appropriate in the conduct of its business operations, provided that such parties are subject to a duty of confidentiality.

(g) All transactions for the Fund Account will be consummated by delivery of Fund assets to or from the custodian designated by the Trust (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, and neither the Sub-Adviser nor its affiliated persons shall have possession or custody of Fund assets at any time. The Sub-Adviser shall advise the Custodian and confirm in writing to the Trust, to the Adviser and any other designated agent of the Fund, including the Administrator, all investment orders for the Fund Account placed by it with brokers and dealers at the time and in the manner set forth in Rule 31a-1 under the 1940 Act. For purposes of the foregoing sentence, communication via electronic means will be acceptable as agreed to in writing from time to time by the Adviser. The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and the Sub-Adviser shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian (other than acts or omissions of the Custodian based solely on instructions from the Sub-Adviser to the Custodian), except that it shall be the responsibility of the Sub-Adviser to notify the Adviser if the Custodian fails to confirm in writing proper execution of the instructions.

(h) The Sub-Adviser agrees to provide, at such times as shall be reasonably requested by the Trust or the Adviser, the analysis and reports specified on Schedule B attached hereto, including without limitation monthly reports setting forth the investment performance of the Fund Account. The Sub-Adviser also agrees to make available to the Trust and Adviser any economic, statistical and investment services that the Sub-Adviser normally makes available to its institutional or other advisory clients.

(i) The Adviser hereby acknowledges that the Sub-Adviser is not responsible for pricing or otherwise valuing portfolio securities for purposes of calculating the Fund’s net asset value or for any other purpose. Notwithstanding the foregoing, the Sub-Adviser will, upon the Fund’s or the Adviser’s reasonable request, timely assist the Fund in its determination of the fair valuation of certain portfolio securities held in the Fund Account and will use its reasonable efforts to provide to the Fund proprietary valuation information of the Sub-Adviser and/or third party pricing information in the Sub-Adviser’s possession for each such portfolio security. The Sub-Adviser shall promptly notify the Adviser if the Sub-Adviser believes that the price of any security or other investment in the Fund Account as reflected on the Fund’s books and records and made available to the Sub-Adviser does not materially and accurately reflect the fair or market value thereof. The Sub-Adviser will maintain adequate records with respect to securities fair valuation information provided by it hereunder and shall provide such information to the Adviser upon the Adviser’s reasonable request, with such records being deemed Fund records.

(j) Upon the reasonable request of the Trust or the Adviser, the Sub-Adviser shall review draft reports to shareholders, Prospectuses and SAIs or portions thereof that relate to the Fund Account or the Sub-Adviser and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information regarding the Sub-Adviser or its investment strategy for the Fund Account that may be contained in such reports or other documents. The Sub-Adviser will prepare and cause to be filed in a timely manner Form 13F and Schedule 13G with respect to securities held for the Fund Account, if such filings are required to be filed by the Sub-Adviser under applicable law.

(k) As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of the Sub-Adviser’s obligations and responsibilities contained in this Agreement (i.e., with respect to the Fund Account and the Sub-Adviser’s provision of portfolio management services hereunder), the Sub-Adviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 under the 1940 Act. Specifically, the Sub-Adviser agrees to: (i) certify periodically, upon the reasonable request of the Trust, that with respect to the Fund Account and the Sub-Adviser’s provision of portfolio management services hereunder, it is in compliance with all applicable “federal securities laws,” as required by Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) upon reasonable request and reasonable prior notice, cooperate with third-party audits arranged by the Trust to evaluate the effectiveness of the Trust’s compliance controls; (iii) upon reasonable request and reasonable prior notice, provide the Trust’s chief compliance officer with direct access to Sub-Adviser’s chief compliance officer (or his/her designee); and (iv) upon reasonable request and with reasonable prior notice, provide the Trust’s chief compliance officer with periodic reports.

(l) The Sub-Adviser is permitted to use persons employed by or otherwise associated with an “affiliated person” (as defined in the 1940 Act) of the Sub-Adviser, each of whom shall be treated as an “associated person” of the Sub-Adviser (as defined in the Advisers Act) to assist it in providing discretionary or non-discretionary investment advisory or other services under this Agreement to the extent not prohibited by, or inconsistent with, applicable law, including the requirements of the 1940 Act and Advisers Act, the rules thereunder, and relevant positions of the SEC and its staff. The Sub-Adviser will be responsible under this Agreement for any action taken by such person on behalf of the Sub-Adviser in assisting the Sub-Adviser under the Agreement to the same extent as if the Sub-Adviser had taken such action directly. All fees and/or other compensation payable to such an affiliated person for such services shall be the sole responsibility of the Sub-Adviser and neither the Fund nor the Adviser shall have any obligation hereunder to pay any fee or compensation to such affiliated person. To the extent the Sub-Adviser utilizes the services of an affiliated person to provide, or assist in providing, discretionary investment advisory services under this Section 3(l), it will provide the Adviser and the Fund with 30 days’ prior written notice, which will include the identity of the affiliated person and such other information reasonably requested by the Adviser or the Fund.

(m) The Sub-Adviser will not be responsible for making, opting out of, or taking any other action regarding any class action filings, including bankruptcy filings, or for taking any action regarding any independent litigation, on behalf of the Fund Account. The Sub-Adviser shall promptly provide the Trust and the Adviser with any information it receives regarding class action claims or any other legal matters involving any asset held in the Fund Account and shall cooperate with the Trust and the Adviser to the extent necessary for the Trust or the Adviser to pursue and/or participate in any such action. The Sub-Adviser will also endeavor to communicate with the Trust and the Adviser regarding the Sub-Adviser’s views with respect to class action or other litigation (domestic or foreign) involving securities held or previously held by the Fund Account.

4. Further Duties. In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in compliance with the following: (i) the Trust’s Trust Instrument, as the same may be modified or amended from time to time (“Trust Instrument”); (ii) the By-Laws of the Trust, as the same may be modified or amended from time to time (“By-Laws”); (iii) the stated investment objectives, policies and restrictions of the Fund and other matters contained in the Prospectus and SAI; (iv) the 1940 Act, the Advisers Act, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”), applicable to regulated investment companies, the CEA, and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund; (v) any applicable controlling foreign laws, regulations and regulatory requirements as set forth by applicable foreign regulatory agencies; (vi) the Trust’s compliance policies and procedures; and (vii) the instructions of the Adviser and the Trust. The Adviser shall provide the Sub-Adviser with current copies of the Trust Instrument, By-Laws, Prospectus and SAI, and relevant Trust compliance policies and procedures, and copies of any and all amendments, restatements, modifications or supplements to any of the foregoing that relate specifically to the Sub-Adviser or the Fund (together with such current copies, the “Governing Documents”), as soon as practicable after such materials become available. The Sub-Adviser shall have a reasonable period of time following receipt of any Governing Document(s) or instruction(s) to comply with the same, and accordingly any such Governing Document (other than applicable law) or instruction shall not be effective with respect to the Sub-Adviser until the Sub-Adviser confirms that it is able and willing to comply with the same; provided, that the Sub-Adviser shall promptly notify the Adviser if the Sub-Adviser believes that it is or will be unable or unwilling to comply with any such Governing Document or instruction within a reasonable period of time. If the Sub-Adviser does not promptly notify the Adviser of its inability to comply with a Governing Document or instruction, the Governing Document or instruction will be deemed to be effective with respect to the Sub-Adviser a reasonable amount of time after its receipt by the Sub-Adviser.

5. Proxies. Unless the Adviser gives written instructions to the contrary, provided the Custodian has timely forwarded the relevant proxy materials, the Sub-Adviser shall have discretionary authority to take any action with respect to the voting of shares or the execution of proxies solicited by or with respect to the issuers of securities in which assets of the Fund Account may be invested from time to time, consistent with the Sub-Adviser’s obligations under Rule 206(4)-6 under the Advisers Act. The Adviser shall instruct the Custodian to forward or cause to be forwarded to the Sub-Adviser (or its designated agent) all relevant proxy solicitation materials, for which the Sub-Adviser will remain responsible. The Sub-Adviser will report quarterly its voting records with respect to the Fund Account to the Trust, identifying such voting records as voting records of the Fund. The Sub-Adviser represents and covenants that it has adopted written proxy voting policies and procedures, a copy of which has been provided to the Trust, in compliance with current applicable rules and regulations, including but not limited to Rule 206(4)-6 under the Advisers Act and any applicable guidance, and that it will provide to the Adviser as soon as practicable any update of such policies and procedures.

6. Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement other than the cost of securities (which costs shall include brokerage commissions, transactional fees and taxes, if any) purchased for the Fund. The Fund shall be responsible for its expenses.

7. Compensation. The compensation of the Sub-Adviser for its services under this Agreement shall be calculated daily and paid monthly by the Trust, and not the Adviser, in accordance with the attached Schedule A. The Sub-Adviser shall not be responsible for any expenses incurred by the Fund or the Trust in accordance with Section 6 above. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs. The Adviser shall be responsible for computing the fee based upon a percentage of the average daily net asset value of the assets of the Fund Account.

8. Limitation of Liability. The Sub-Adviser shall not be liable for any loss due solely to a mistake of investment judgment, but shall be liable hereunder for any loss which is incurred by the Adviser or the Trust by reason of an act or omission of the Sub-Adviser or its employee, director or affiliate, if such act or omission involves willful misfeasance, bad faith or gross negligence, or breach of the Sub-Adviser’s duties or obligations hereunder, whether express or implied. Nothing in this paragraph shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

9. Indemnification.

(a) The Adviser shall indemnify the Sub-Adviser and any of its directors, officers, employees and affiliates for all losses, claims, damages, liabilities and litigation (including reasonable legal and other expenses) (“Losses”) incurred by the Sub-Adviser by reason of or arising out of any act or omission by the Adviser under this Agreement, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the gross negligence, willful misfeasance or bad faith of the Sub-Adviser or the Sub-Adviser’s breach of duty or obligations hereunder.

(b) The Trust shall indemnify the Sub-Adviser and any of its directors, officers, employees and affiliates for all Losses incurred by the Sub-Adviser by reason of or arising out of any act or omission by the Trust under this Agreement, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the gross negligence, willful misfeasance or bad faith of the Sub-Adviser or the Sub-Adviser’s breach of duty or obligations hereunder.

(c) The Sub-Adviser shall indemnify the Adviser and any of its directors, officers, employees and affiliates for all Losses incurred by the Adviser by reason of or arising out of any act or omission by the Sub-Adviser under this Agreement if such act or omission involves the gross negligence, willful misfeasance, bad faith or breach of fiduciary duty of the Sub-Adviser, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the gross negligence, willful misfeasance or bad faith of the Adviser or the Adviser’s breach of duty or obligations hereunder.

(d) The Sub-Adviser shall indemnify the Trust and any of its trustees, officers, employees and affiliates for all Losses incurred by the Trust by reason of or arising out of any act or omission by the Sub-Adviser under this Agreement if such act or omission involves the gross negligence, willful misfeasance, bad faith or breach of fiduciary duty of the Sub-Adviser, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the gross negligence, willful misfeasance or bad faith of the Trust or the Trust’s breach of duty or obligations hereunder.

(e) The indemnification obligations set out in this Section 9 shall survive the termination of this Agreement.

10. Representations, Warranties and Agreements of the Trust. The Trust represents, warrants and agrees that:

(a) The Trust is a statutory trust duly formed and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder.

(b) The Trust is registered as an investment company under the 1940 Act and the Fund, a series of the Trust, elected to qualify and has qualified as a regulated investment company under the Code, and the Fund’s shares are registered for public offer and sale under the Securities Act of 1933, as amended.

(c) The execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary action on the part of the Trust and its shareholders, and the Board, and no action by, or in respect of, or filing with, the Fund’s shareholders, any governmental body, agency or official is required on the part of the Trust for the execution, delivery and performance by the Trust of this Agreement, and the execution, delivery and performance by the Trust of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Governing Documents; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust.

(d) The Advisory Agreement authorizes the Adviser to retain one or more investment sub-advisers to provide investment advisory services to one or more series of the Trust, subject to the approval of the Board.

(e) The Adviser and the Sub-Adviser each has been duly approved and appointed by the Board to provide investment services to the Fund Account as contemplated hereby.

(f) The Trust will promptly notify the Sub-Adviser of any material breach of this Agreement or if any of the representations under this Section 10 becomes materially untrue.

11. Representations of the Adviser. The Adviser represents, warrants and agrees that it:

(a) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

(b) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement;

(c) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement;

(d) has the authority to enter into and perform the services contemplated by this Agreement;

(e) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and

(f) will promptly notify the Sub-Adviser of any material breach of this Agreement or if any of the representations under this Section 11 becomes materially untrue.

12. Representations of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees that:

(a) The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; (v) will promptly notify the Trust and Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (vi) will promptly notify the Sub-Adviser of any material breach of this Agreement or if any of the representations under this Section 12 becomes materially untrue. The Sub-Adviser will also promptly notify the Trust and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, or any threat thereof, before or by any court, public board or body, directly involving the affairs of the Fund. The Sub-Adviser further agrees to notify the Adviser or the Trust promptly if it becomes aware that a statement regarding the Sub-Adviser contained in the Prospectus and SAI with respect to the Fund, or any amendment or supplement thereto, becomes untrue or incomplete in any material respect.

(b) The Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers, and agents (“Compliance Procedures”) and, the Adviser and the Trust have been provided a copy of a summary of the Compliance Procedures and any amendments thereto. The Sub-Adviser will notify the Adviser promptly of any material compliance matters (as defined in Rule 38a-1 under the 1940 Act) related to, or which the Sub-Adviser reasonably expects to have a material impact on, the Fund Account, the Fund, the Trust, the Adviser or the Sub-Adviser (including but not limited to trade errors). The Sub-Adviser will also notify the Adviser of any remedial actions that it takes in response to material matters identified in deficiency letters or similar communications from the SEC or another regulator.

(c) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act and will provide the Adviser and the Trust with a copy of such code of ethics, together with evidence of its adoption and a certification that the Sub-Adviser has adopted procedures reasonably necessary to prevent violations of such code of ethics. Within thirty (30) days following the end of the last calendar quarter of each year that this Agreement is in effect, the Sub-Adviser shall furnish to the Trust and the Adviser: (i) a written report that describes any issues arising under the code of ethics or procedures during the relevant period, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to material violations; and (ii) a written certification that the Sub-Adviser has adopted procedures reasonably necessary to prevent violations of the code of ethics. In addition, the Sub-Adviser shall: (i) promptly report to the Trust in writing any material amendments to its code of ethics; (ii) promptly furnish to the Trust information regarding any material violation of the Sub-Adviser’s code of ethics by any person subject thereto; and (iii) provide quarterly reports to the Adviser on any violations of the Sub-Adviser’s code of ethics during the quarter to the extent such violation directly involves the affairs of the Fund Account, and report all material violations of the Sub-Adviser’s code of ethics during the quarter. Upon the reasonable written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(d)(1) and related records; provided that, for purposes of the foregoing: (i) the Sub-Adviser shall not be required to provide information regarding the investment holdings of any employee or any family member of an employee as long as the employee is in compliance with the code of ethics; and (ii) the Sub-Adviser shall not be required to provide information in violation of applicable law or regulation.

(d) The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of any material amendments to the Trust and the Adviser at least annually. Such amendments shall reflect significant developments affecting the Sub-Adviser, as required by the Advisers Act.

(e) The Sub-Adviser will notify the Trust and the Adviser of any change of control of the Sub-Adviser, including any change of controlling persons or 25% voting security shareholders, as applicable, and any changes in the portfolio manager(s) of the Fund Account or senior management of the Sub-Adviser, in each case promptly after becoming aware of such change. The Sub-Adviser agrees to bear all reasonable expenses of the Trust and Adviser, if any, arising out of such change.

(f) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage in an amount agreed upon from time to time by the Adviser and Sub-Adviser from insurance providers that are in the business of regularly providing insurance coverage to investment advisers. In no event shall such coverage be less than $5,000,000. The Sub-Adviser shall upon reasonable request provide to the Adviser any information it may reasonably require concerning the amount or scope of such insurance. The Sub-Adviser shall provide written notice to the Adviser: (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any claims in excess of twenty percent (20%) of the coverage amount will be made on one or more of its professional liability insurance policies.

(g) The Sub-Adviser will not, in violation of applicable law or regulation, use any material non-public information concerning portfolio companies that may be in or come into its possession or the possession of any of its affiliated persons or employees in providing investment advice or investment management services to the Fund.

(h) The Sub-Adviser has reviewed the registration requirements of the CEA and the National Futures Association (“NFA”) relating to commodity trading advisors and is either appropriately registered with the Commodity Futures Trading Commission (“CFTC”) and a member of the NFA or exempt or excluded from CFTC registration requirements. If required by the CEA or the rules and regulations thereunder promulgated by the CFTC, the Sub-Adviser will provide the Fund with a copy of its most recent CFTC disclosure document or a written explanation of the reason why it is not required to deliver such a disclosure document.

(i) The Sub-Adviser has established and will keep in effect a “disaster recovery” preparedness plan that sets forth procedures reasonably designed for recovery of critical business functions at minimum operating levels and for implementation within a 24-hour time period. The Sub-Adviser shall notify the Adviser, as soon as practicable by telephone, email or such other method of prompt communication as may be available under the circumstances, of the occurrence of any event requiring the Sub-Adviser to implement any procedures under such plan.

(j) The Sub-Adviser has administrative, technical and physical safeguards in place that meet the legal standards applicable to the Sub-Adviser and, in the event the Sub-Adviser becomes aware of any actual or suspected network, system and/or data breach with respect to its infrastructure (including, but not limited to, a system intrusion, virus or malicious code attack, loss of data, data theft, unauthorized access to confidential information and/or nonpublic personal information, hacking incident or any acts of data ransom) that results in unauthorized access to and/or use by third parties of the confidential information of the Fund or the Adviser (each, a “Cybersecurity Breach”), the Sub-Adviser will promptly take appropriate steps to contain or mitigate the Cybersecurity Breach, and notify the Adviser and the Fund.

13. Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are not to be deemed to be exclusive, and the Sub-Adviser shall be free to furnish similar services to others, except as prohibited by applicable law or agreed upon in writing among the Sub-Adviser, the Trust and the Adviser.

14. Confidentiality. Subject to the duty of the Sub-Adviser, the Adviser and the Trust to comply with: (i) applicable law, rule or regulation, or a court order; or (ii) any demand of any government, regulatory or taxing authority having jurisdiction, or any self-regulatory organization, the parties hereto shall treat as confidential all material non-public information pertaining to the Fund Account and the actions of the Sub-Adviser, the Adviser and the Trust in respect thereof. The Sub-Adviser shall take steps reasonably designed to ensure that the Fund’s portfolio holdings information is shared only with such persons that are subject to a duty of confidentiality and duty not to trade on such information, and that such persons comply with the confidentiality provisions of this Agreement. The provisions of this Section 14 shall survive any termination of this Agreement.

15. Duration and Termination.

(a) Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of two years subsequent to its initial approval by the Board, or by vote of a majority of the outstanding voting securities of the Fund, as applicable, and thereafter, if not terminated, shall continue automatically from year to year, provided that such continuance is specifically approved at least annually by: (i) the vote of a majority of those Trustees of the Trust who are not interested parties to this Agreement or “interested persons” (as defined within the meaning of Section 2(a)(19) of the 1940 Act) of any such party to this Agreement; and (ii) the Board, or by vote of a majority of the outstanding voting securities of the Fund, in accordance with all applicable provisions of the 1940 Act, and any applicable exemptive relief provided by the SEC.

(b) This Agreement may be terminated at any time, without the payment of any penalty, by the Board, or by vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Sub-Adviser.

(c) This Agreement may be terminated at any time, without the payment of any penalty, by the Adviser immediately upon written notice to the Sub-Adviser.

(d) This Agreement shall terminate automatically in the event of its assignment by the Sub-Adviser, or upon the termination of the Advisory Agreement as it relates to the Fund. The Sub-Adviser agrees to bear all reasonable expenses of the Fund, if any, arising out of an assignment of this Agreement by the Sub-Adviser.

(e) This Agreement may be terminated at any time by the Sub-Adviser on ninety (90) days’ written notice to the Trust and the Adviser, but any such termination shall not affect the status, obligations, or liabilities of the Sub-Adviser to the Trust, the Fund and the Adviser arising prior to termination.

16. Amendment of this Agreement. No provision of this Agreement (including, for clarity, any schedule, attachment or exhibit hereto) may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved: (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party; and (ii) by the vote of a majority of the outstanding voting securities of the Fund (unless the approval is pursuant to an SEC order, no-action letter, rule or regulation permitting the Trust to modify the Agreement without a shareholder vote).

17. Third-Party Beneficiaries. The only parties to this Agreement are the Trust, the Adviser and the Sub-Adviser, and the Trust and the Adviser are the only beneficiaries of the Sub-Adviser’s services hereunder. The parties do not intend for this Agreement to benefit any other persons including, without limitation, any other series of the Trust, or a record or beneficial owner of shares of the Fund or such other series of the Trust.

18. Limitation of Trustee and Shareholder Liability. The Adviser and Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series of the Trust, the obligations hereunder of the Trust shall be limited to the respective assets of the Fund. The Adviser and Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust or the Fund, nor any officer, director or trustee of the Trust, neither as a group nor individually.

19. Governing Law. This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

20. Reference to the Other Parties.

(a) The Adviser and the Trust are authorized to publish and distribute information, including, but not limited to, Prospectuses and SAIs, Fund fact sheets and marketing material, regarding the provision of sub-advisory services by the Sub-Adviser pursuant to this Agreement and to include in such information the name of the Sub-Adviser or any trademark, service mark, symbol or logo of the Sub-Adviser (the “Sub-Adviser Information”), with the prior written consent of the Sub-Adviser, which shall not be unreasonably withheld. Notwithstanding the foregoing, no such consent shall be required for: (i) subsequent use, publication or distribution of previously approved materials, provided that there have been no material changes to the Sub-Adviser Information; or (ii) materials in which the Adviser or the Trust merely identifies the Sub-Adviser as a sub-adviser of the Fund during the term of this Agreement, with such right terminating upon termination of this Agreement.

(b) The Sub-Adviser is authorized to publish and distribute information regarding its relationship with the Trust, the Fund and the Adviser and this Agreement, with the prior written consent of the Adviser, which shall not be unreasonably withheld; provided, however, that no such consent shall be required for: (i) previously approved materials, provided that there have been no material changes to such information; or (ii) materials in which the Sub-Adviser merely identifies itself as a sub-adviser of the Fund during the term of this Agreement, with such right terminating upon termination of this Agreement. For the avoidance of doubt, without any consent, the Sub-Adviser may include the performance of the Fund Account in its composite performance.

21. No Implied Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, rule or regulation: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

22. Severability. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

23. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement and the Schedule(s) attached hereto embody the entire agreement and understanding among the parties. This Agreement may be signed in counterparts.

24. Notices. Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser, Adviser or the Trust upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail – return receipt requested or sent by electronic transmission (via email) or a similar means of same day delivery which provides evidence of receipt (or with a confirming copy by mail as set forth herein). All notices provided to the Trust and Adviser will be sent to:

GuideStone Capital Management, LLC

5005 Lyndon B. Johnson Freeway, Suite 2200

Dallas, Texas 75244-6152

Attn: Melanie Childers, Vice President – Fund Operations

Email: melanie.childers@guidestone.org

All notices provided to the Sub-Adviser will be sent to:

Heitman Real Estate Securities LLC

191 North Wacker Drive, Suite 2500

Chicago, IL 60606-1615

Attn: Bill Pogorelec, Chief Operating Officer, Public Real Estate Securities

Email: william.pogorelec@heitman.com

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of September 18, 2020.1

GUIDESTONE FUNDS, on behalf of the series of the Trust listed on Schedule A

By:
Name:	John R. Jones
Title:	President

GUIDESTONE CAPITAL MANAGEMENT, LLC

By:
Name:	David S. Spika
Title:	President

HEITMAN REAL ESTATE SECURITIES LLC

By:
Name:
Title:

[1]	Original Agreement dated June 1, 2019.

Amended and restated as of September 18, 2020.

AMENDMENT TO THE SUB-ADVISORY AGREEMENT

THIS AMENDMENT to the Sub-Advisory Agreement is entered into as of July 1, 2023 (this “Amendment”) by and among GUIDESTONE FUNDS, a Delaware statutory trust (the “Trust”), GUIDESTONE CAPITAL MANAGEMENT, LLC, a limited liability company organized under the laws of the State of Texas (the “Adviser”) and HEITMAN REAL ESTATE SECURITIES LLC, a registered investment adviser organized under the laws of the State of Delaware (“Sub-Adviser”).

WHEREAS, Sub-Adviser provides investment management services to the Trust pursuant to the Sub-Advisory Agreement, amended and restated as of September 18, 2020 (the “Agreement”); and

WHEREAS, as of the date hereof, the Trust, the Adviser, and the Sub-Adviser wish to amend the Agreement to reflect that the Adviser, rather than the Sub-Adviser, will be responsible for proxy voting on behalf of the Trust.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS; INTERPRETATION. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement. The headings to the clauses of this Amendment shall not affect its interpretation.

2. AMENDMENTS.

(a)	Section 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

Proxies. The Sub-Adviser shall not vote proxies on behalf of the Trust.

(b)	Schedule B is hereby amended to delete “Updated proxy voting policy” from the reports to be provided by Sub-Adviser.

3. GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Delaware.

4. MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by means of DocuSign® or other electronic signature, shall be treated in all manner and respects as an original executed counterpart. Each DocuSign® or other electronic, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5. EFFECT OF AMENDMENT. All other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all schedules thereto shall mean and be a reference to the Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

GUIDESTONE FUNDS

By:
Name:	David S. Spika
Title:	President

GUIDESTONE CAPITAL MANAGEMENT, LLC

By:
Name:	Brandon Pizzurro
Title:	Vice President – Investment Officer

HEITMAN REAL ESTATE SECURITIES LLC

By:
Name:
Title: